Exhibit 10.4

Summary of Amendment to the 2007 Annual Incentive Compensation Plan

          The Compensation Committee (the “Committee”) of the Board of Directors of Remington Arms Company, Inc. (the “Company”) approved an amendment to the 2007 Annual Incentive Compensation Plan (the “2007 Plan”) on February 29, 2008. The amendment approved by the Committee eliminated the maximum award limitation of 150% of an individual’s target bonus, based on the threshold of 110% of Adjusted EBITDA.

          The 2007 Plan, which was approved by the Committee on January 26, 2007, was a cash bonus plan involving the Company’s Named Executive Officers and certain other employees. Under the 2007 Plan, participants were generally entitled to receive a cash bonus if the Company’s Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted for certain non-recurring or unusual transactions, exceeded certain target thresholds for the fiscal year ending December 31, 2007. Each participant was generally entitled to receive 5% of his target bonus for each 1% of Adjusted EBITDA beginning at 81% of the Adjusted EBITDA threshold up to a maximum of 110% of Adjusted EBITDA.

          In connection with its approval of the 2007 Plan, on February 8, 2007 the Committee approved a working capital holdback of 10% of the bonus for the Named Executive Officers and certain other individuals if specific monthly goals relating to working capital are not met.